EXHIBIT 99.3


ARMSTRONG


                         ARMSTRONG FILES FOURTH AMENDED
                 PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

LANCASTER, PA (MAY 23, 2002) Armstrong World Industries, Inc., (AWI) the operating subsidiary of Armstrong Holdings, Inc. (AHI) (OTC Bulletin Board:ACKHQ), has filed its fourth amended Plan of Reorganization (POR) and proposed Disclosure Statement with the U.S. Bankruptcy Court in Wilmington, DE. The proposed Disclosure Statement contains revised projected financial information for reorganized AWI required for the Chapter 11 process.

           As previously disclosed in AHI's first-quarter Form 10-Q, the revisions reflect developments regarding AWI's business since December 2002 and current economic and financial conditions and are adverse in comparison to the projections previously filed by AWI in the Chapter 11 process to a degree that is not immaterial. These projections factor prominently into the valuation of the consideration to be distributed under the POR.

           The Court must approve the proposed Disclosure Statement, which provides details of the POR, before AWI can solicit votes on its POR. The POR will only become effective after a vote of various classes of creditors and with the approval of the Court. The Court has scheduled a hearing on the proposed Disclosure Statement for May 30, 2003. Creditors of AWI and shareholders of AHI are encouraged to read the POR and the proposed Disclosure Statement for the full details on the planned distributions and other items that will affect them. The POR, Disclosure Statement and related press releases are available at www.armstrongplan.com.

           In the proposed Disclosure Statement, AWI estimates the value of reorganized AWI at $2.4 to $3.0 billion, with a mid-point value of $2.7 billion used for POR purposes. Based on this valuation, the revised value of the consideration (cash and shares and notes of reorganized AWI) to be distributed under the POR to the asbestos personal injury trust (other than certain insurance assets) will be approximately $1.8 billion, and the value of consideration to be distributed to holders of allowed unsecured claims (other than convenience claims) will be approximately $982 million. Based upon the revised financial projections, the revised estimated value of the POR consideration, and AWI's estimate that allowed unsecured claims (other than convenience claims) will total approximately $1.65 billion, AWI estimates that holders of allowed unsecured claims (other than convenience claims) will receive a recovery having a value equal to approximately 59.5% of their allowed claims. As previously disclosed, all existing stock interests in AWI will be cancelled; but the POR provides for a distribution of warrants of reorganized AWI to AHI. The warrants, which AHI intends to distribute pursuant to a plan of dissolution


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to be submitted to AHI's shareholders for approval, have a revised estimated value of approximately $35-$40 million. AWI's estimates of value and potential recoveries are based upon a number of assumptions, which are set forth more fully in the proposed Disclosure Statement.

           Armstrong World Industries, Inc., a subsidiary of Armstrong Holdings, Inc., is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong's net sales totaled more than $3 billion. Founded in 1860 and based in Lancaster, PA, Armstrong has 59 plants in 14 countries and approximately 16,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.



           This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide the expectations or forecasts with respect to future events of AHI and AWI. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including factors relating to AWI's chapter 11 filing, such as the ultimate size of AWI's asbestos-related and other liabilities and its ability to achieve all required approvals of a plan of reorganization; claims relating to legal, environmental or tax matters discussed in our public filings which may affect the plan; changes in the competitive structures of the markets and economic growth rates in areas of the world where we do business and other risks, uncertainties and factors disclosed in AHI's and AWI's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (SEC) which may affect the company's business or financial condition in a way that may affect the plan. We undertake no obligation to update any forward-looking statement.

           In connection with the proposed dissolution and winding-up of AHI, AHI will file relevant materials with the SEC, including a proxy statement with respect to approval by AHI's shareholders of the dissolution and a plan of winding-up. Those documents will contain important information for shareholders of AHI, who are urged to read them as they become available. They will be available, free of charge, at the SEC's Web site, www.sec.gov, and AHI shareholders will receive at an appropriate time such documents or information on how to obtain such documents, free of charge, from AHI. Directors and executive officers of AHI and its subsidiaries may be deemed to be participants in AHI's solicitation of proxies from its shareholders in connection with its proposed dissolution and winding-up. Information about such directors and executive officers and their respective share ownership and other interests is set forth in AHI's Form 10-K annual report for the fiscal year ended December 31, 2002, filed with and available from the SEC. As of the date of this communication, none of the foregoing participants individually beneficially owns in excess of 1% of AHI's common shares. Except as disclosed in that annual report, to the knowledge of AHI, none of such directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in AHI. Shareholders will be able to obtain additional information regarding the interests of the participants by reading the proxy statement of AHI when available.

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MEDIA CONTACT:                                       INVESTOR CONTACT:
Tom Burlington                                       Karen Wallace
Corporate Communication                              Assistant Treasurer
(717) 396-5220                                       (717) 396-6290